Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-157169) of Farmer Brothers Co. of our report dated January 15, 2009 relating to the Statements of Net Assets to be Sold of Sara Lee DSD, an integrated operation within Sara Lee Corporation, at June 28, 2008 and June 30, 2007 and the related Statements of Revenue and Direct Expenses for the years ended June 28, 2008, June 30, 2007 and July 1, 2006 which appears in the Current Report on Form 8-K/A of Farmer Brothers Co. dated May 8, 2009.

/s/ PricewaterhouseCoopers LLP
Chicago, Illinois
May 8, 2009